Exhibit 23.2

CONSENT OF CRU

CRU International Limited hereby consents to the incorporation by reference in this Registration Statement of Noranda Aluminum Holding Corporation on Form S-3 of its name and the reference to its reports, estimates and data appearing in the Annual Report on Form 10-K of Noranda Aluminum Holding Corporation for the year ended December 31, 2010.

/s/ GEOFFREY R. BARBER
Geoffrey R. Barber Chief Financial Officer CRU International Limited March 3, 2011